1Q2011 Conference Call Script
May 17 – 11:00 a.m.

Opening – Alison Ziegler

Good morning and welcome to the Guided Therapeutics conference call and webcast to discuss first quarter 2011 results.

For today's call we have: Guided Therapeutics CEO and President Dr. Mark L. Faupel and company controller Charles Rufai (Roof-eye) Certified Public Accountant.

During this call the Company will be making forward-looking statements.  These statements can obviously differ from actual results, so relying on them is subject to risk. Factors that could cause forward-looking statements in this call to differ materially from actual results are discussed in the company's Form 10-K for the year ended December 31, 2010, and any subsequent filings with the Securities and Exchange Commission.

So at this time I will turn the conference call over to Dr. Faupel.

Welcome – MLF

Thank you, Alison and welcome everyone.

Since we last spoke we believe that we have continued toward the goals we outlined on our last call, with the main focus on bringing our cervical disease product to market.

We have just wrapped up two major medical conferences, Eurogin in Europe and ACOG in the U.S., where we unveiled our new LuViva branding and the updated cart design for the cervical product.

The new design further reduces size and improves upon the form and function.  It does not involve any of the fundamental internal workings of the device.

We believe that both the new name and final design were well received by the targeted audiences of physicians both in the US and overseas and by international distributor candidates.  There was a steady stream of doctors and industry representatives at both shows. We held two marketing focus groups with European doctors at EUROGIN. Two of our principal investigators from the FDA clinical trial presented results from the study at each of the two conferences. I personally attended the presentation in Europe where there were about 80 to 100 people in attendance. Good questions were asked after both presentations, indicating to us that there is a growing level of anticipation for the product.

The LuViva is based on our biophotonic platform technology that uses light and spectroscopy to scan living tissue for the markers of pre-cancer.

As you know, the technology is currently under U.S. Food and Drug Administration premarket approval review.  Just last month, we met with FDA and came away from the meeting with what we believe is a clearly defined path to a panel review meeting and guidance on answering the agency questions regarding our application that we received at the end of March.  We also successfully completed an FDA audit of our clinical trial records, bringing to four the number of successfully completed audits in connection with the PMA application.

We continue to remain comfortable with our forecast of a late 2011 or early 2012 product launch, assuming, of course, we receive regulatory approvals later this year.

As a reminder, our business model for the cervical product is for the sale or lease of the device plus a single-use disposable patient interface that has margins in the 90 percent range.  We expect the device itself will be priced at less than 20,000 dollars with the disposable priced around 30 to 40 dollars.  We are planning on a 10 person sales force in the U.S. that will initially focus on early adopters in the larger population centers.  We plan to ramp up our sales force during 2012.  In the U.S. alone 5.5 to 6 million women are called back after a Pap test for follow up and there are about 30,000 potential GYN office and institutional sales sites in the U.S.  The market internationally is expected to be larger than the U.S. and our marketing plan calls for country specific or regional distributors.

Pause

Now I’d like to discuss our pipeline product for Barrett’s Esophagus, which we are co-developing with Konica Minolta. As we reported earlier this month, Konica Minolta has renewed its option to license the technology for another year. This agreement is expected to bring in about 2.4 million dollars in fees and payments for development work over the course of the year.  950 thousand dollars was received in April.

We recently completed building our new Barrett’s prototype devices and are holding clinical investigator meetings today in anticipation of beginning a human feasibility study  this summer.  The feasibility study is designed to give us information about our current design and some preliminary information on how well the technology identifies diseased tissue.

We have two clinics in the Atlanta area where we will conduct the small scale study with 30 to 40 subjects, which should take 60 to 90 days to enroll, depending on availability of qualified subjects. Initial results could be available as early as the 4th quarter.

This technology is targeting a U.S. population of about three million people diagnosed with Barrett’s Esophagus who undergo monitoring every one or two years and an additional 30 million people who may be at risk.

The business model for the product would be similar to our cervical product with a relatively low cost device as compared to other equipment in a gastroenterologist’s office and single, high margin, patient use disposable.

We are also assisting Biofield Corporation, a company that has a non-invasive breast cancer detection technology, with engineering and manufacturing.  We have experience with the technology – which is unrelated to our biophotonic technology - and will use existing engineering and manufacturing resources that might have otherwise been idle waiting for the Barrett’s product to move from R&D and into engineering.  We received an initial payment of 250 thousand dollars and expect to receive additional payments throughout 2011.

PAUSE

Now let’s move on to our financial results. Here is controller Charles Rufai, Charles….

Thank you Mark.

Total revenue for the 1st quarter of 2011 was about 767 thousand dollars, compared to about 821 thousand dollars in 1st quarter of 2010. The majority of revenue came from our collaboration with Konica Minolta.

The net loss available to stockholders for the 1st quarter was about 726 thousand dollars, or 0.02 cents per share, compared to a loss of about 3.2 million dollars, or 0.15 cents per share, in the 1st quarter of the 2010.  In the three months ended March 31, 2010, the Company incurred about $1.2 million in interest expense on Notes Payable, as well as about $1.7 million in dividend expenses on Series A preferred stock. The Notes and the preferred stock were converted into common shares in 2010.

Stockholders’ equity at the end of the first quarter of 2011 was 777 thousand dollars compared to about 1.1 million dollars at the end of our fiscal year ended December 31, 2010. The change was mostly due to the net loss of about 726 thousand dollars, offset by an increase of 385 thousand dollars in additional paid in capital, for shares issued within the quarter.

Cash on hand at the end of the 1st quarter was about 2.3 million dollars. Working capital at the end of the 1st quarter was about 167 thousand dollars.

Based on where we are today, we expect current cash to carry us through the fourth quarter of 2011.

Our current monthly burn is about 400 thousand dollars.  Offsetting this we anticipate about 2.4 million dollars from Konica Minolta, as well as additional federal grants which could bring in an about 750 thousand dollars.  We also have 28.9 million warrants outstanding which are in the money at the conversion price of 65 cents.  So far in 2011 they have brought in an about 179 thousand dollars for a total of about 612 thousand dollars. The warrant pool has the potential to bring in a total of 18.8 million dollars, if all were converted.

We do have plans to seek additional financing as we begin to ramp up our marketing and production in advance of what we hope will be a positive decision from the FDA later in the year.

I’ll now turn the call back over to Mark

PAUSE

Thank you Charles.

In closing, I want to reiterate our goals for the remainder of 2011:

•	Obtain FDA approval for our LuViva cervical product

•	Finalize the CE mark process for access to the European market

•	Announce agreements for distribution for major Asian, South American and European countries

•	Set up our manufacturing facility and complete outside vendor selection

•	Move our Barrett’s technology into the clinic and establish feasibility

•	Expand our non-invasive cancer detection pipeline by identifying our third product extension

•	Raise additional capital for expansion and product launch

•	And pave the way to move our shares to a national stock market such as NASDAQ

We look forward to successfully meeting these goals and creating additional value for our shareholders, customers and employees.

Thank you for your time and I’ll now turn the call over to the operator for your questions.